Exhibit 5.3

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 13, 2009

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel on matters of Liberian law to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the Company’s debt securities which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form F-3 (the “Registration Statement”).

In connection herewith, we have examined forms certified to our satisfaction of the following documents:

a)	that certain Senior Securities Indenture (the “Senior Indenture”) to be entered into by and among, inter alia, the Company, Wells Fargo Bank Minnesota, N.A. as Trustee and each of Avra Trading Co. Ltd., Rigoletto Shipping Company Limited, Figaro Shipping Company Limited, Azimuth Shipping Company Ltd, Bosphorus Shipping Co. Ltd., Oceana Shipping Company Ltd., Oak Shipping Co Ltd, Romeo Shipping Company Limited, Bayswater Trading Co. Ltd., Kerry Trading Company Limited and Juliet Shipping Company Limited, each a Liberian Corporation (collectively, the “Liberian Guarantors”);

b)	those certain Guarantees (the “Senior Indenture Subsidiary Guarantees”) to be given by, inter alia, each of the Liberian Guarantors in connection with the Senior Indenture;

c)	that certain Subordinated Securities Indenture (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”) to be entered into by and among, inter alia, the Company, Wells Fargo Bank Minnesota, N.A. as Trustee and each of the Liberian Guarantors;

d)	those certain Guarantees (together with the Senior Indenture Subsidiary Guarantees, the “Subsidiary Guarantees”) to be given by, inter alia, each of the Liberian Guarantors in connection with the Subordinated Indenture;

(documents (a) through (d) above being hereinafter referred to as the “Transaction Documents”)

e)	the Articles of Incorporation and By-laws of each of the Liberian Guarantors (as certified by a Director of each thereof in a certificate dated May 8, 2009);

f)	resolutions of the Board of Directors and Shareholders of each of the Liberian Guarantors approving the execution of the Transaction Documents (as certified by a Director of each thereof in a certificate dated May 8, 2009); and

g)	all such other agreements, instruments, documents and certificates of public officials and of officers and directors of the Liberian Guarantors as we have deemed necessary or advisable as a basis for the opinion herein rendered.

In such examination we have, with your approval, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies thereof. We have also assumed the power, authority and legal right of all parties to the Transaction Documents (other than the Liberian Guarantors) to enter into and to perform their respective obligations thereunder, and the due authorization, execution and delivery of the Transaction Documents by all parties thereto (other than the Liberian Guarantors). We have further assumed due compliance of the Transaction Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to them other than the laws of the Republic of Liberia in respect of which we are opining. We have also assumed for the purposes of our opinion that each of the parties to the Transaction Documents (other than the Liberian Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Liberian Guarantors. Moreover, we have assumed that none of the Transaction Documents has been or will have been amended, modified or supplemented in any material way from the forms presented to us prior to its execution, whether by written agreement, course of conduct or otherwise. We have further assumed that any consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of Liberia in connection with the transactions contemplated by the Transaction Documents have been duly obtained or made.

As to questions of fact material to our opinion, we advise you that we have not conducted an independent investigation thereof and have relied exclusively upon the representations set forth in the Transaction Documents and the aforementioned agreements, instruments, documents and certificates of public officials and of officers and directors of the Liberian Guarantors.

We are members of the bar of the State of New York. In rendering this opinion we make it known that we are not admitted to practice before the courts of the Republic of Liberia and, accordingly, insofar as Liberian law is involved in the opinions hereinafter expressed, we have relied upon opinions and advice of Liberian counsel rendered in transactions which we consider to be sufficiently similar to those contemplated by the Transaction Documents as to afford a satisfactory basis for such opinions, upon our independent examination of Section 40 of the Liberian General Construction Law (Title 16 of the Liberian Code of Laws of 1956), the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956), including amendments thereto through July, 1973, the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised), including amendments thereto through June 19, 2002, and the Liberian Internal Revenue Code, Personal and Business Income Tax Law (Part II, Chapter 112 of Title 376 of the Liberian Code of Laws Revised, effective, July 1, 1977), including amendments thereto through November 19, 1994 with exceptions, January 1, 2001 (the “Liberian Personal and Business Income Tax Law”) and the Revenue Code of Liberia Phase One (Taxation of Earnings from Ships and Aircraft and of Nonresident Legal Persons, etc.) Regulations 2004 (the “2004 Regulations”), each as made available to us by The Liberian International Ship & Corporate Registry, LLC or, prior to December 31, 1999, by Liberian Corporation Services, Inc. and upon our knowledge of the interpretation of analogous laws in the United States of America. In rendering the opinions set forth below, we have assumed that the Liberian laws and regulations examined by us have not been the subject of any further amendments and that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Ministry of Foreign Affairs of the Republic of Liberia. We have also assumed that each of the Liberian Guarantors has duly appointed a registered agent in the Republic of Liberia as required by Section 3.1.1 of the Liberian Business Corporation Act.

Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of Liberia are concerned:

The Subsidiary Guarantees have been duly authorized by the Liberian Guarantors, and, when issued, assuming due authentication thereof by the Trustee and upon acceptance of the debt securities by the holders thereof, will constitute valid and legally binding obligations of the Liberian Guarantors, entitled to the benefits of the Indentures and enforceable against the Liberian Guarantors in accordance with their terms.

We qualify our opinion to the extent that (a) the enforceability of the rights and remedies provided for in the Transaction Documents (i) may be limited by insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles; and (b) different results might be obtained under laws other than those of the Republic of Liberia by which the Transaction Documents or any of them are expressed to be governed.

This opinion expressed above is limited to matters of law of the Republic of Liberia. This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in applicable laws after the date hereof. We express no opinion with respect to the law of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Seward & Kissel LLP